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                                                                 EXHIBIT 10.35


                                ROYALTY AGREEMENT

The Royalty Agreement the "Agreement") is made and is effective February 11, 2000 between William Naim ("Naim"), an individual, located at 2 Clark Drive, Suite 212, San Mateo, CA 94401, and Monterey Pasta Company (the "Company"), a Delaware corporation, located at 1528 Moffett Street, Salinas, California 93905.

1.   SERVICES PROVIDED

Naim shall provide the Company input on the product and machinery development and marketing of a pizza line. Services shall include, but not be limited to development of machinery and processing methodology, input on recipe development, flavors to market, marketing strategy, information on the market conditions and competitive environment, packaging design, and developing relationships with buyers for major chains.

Naim will provide input to the Company on machinery purchased for the testing and production of filled pizzas, filled calzones and variations of same items by size and shape ("the Product"). Naim agrees that he will, at Monterey's request, repurchase any part or all of the machinery originally recommended by it to the Company for purchase, at any time up to nine months after Company's purchase. Repurchase is to be in the form of cash at the Company's initial cost.

2.   TERM

Naim shall provide services to Company pursuant to the Agreement commencing on February 11, 2000 and continuing until project is complete but not later than eight years from the effective date of this Agreement.

3.   CONFIDENTIALITY

During the term of this agreement and thereafter the confidentiality provisions of this agreement shall remain in full force and effect and shall survive the termination of this agreement. Bill Naim, and any agent or representative of Naim shall not, without prior permission of the Company, disclose any Confidential Information including any proprietary information such as, but not limited to, formulas, specifications, manufacturing methods, documentation produced, business affairs, future plans, process information, customer lists, and any other information which is a valuable, special and unique asset of the Company, and which shall include any other information Naim is specifically told is confidential. Confidential information shall not include information that becomes publicly available through no act of the other party, is received rightfully from a third party without duty of confidentiality, is disclosed under operation of law, or is disclosed with the prior written permission of the Company.

Naim agrees that he will not at any time or in any manner, either directly or indirectly, use any such information for Naim's own benefit. Naim will protect such information and treat it as strictly confidential. A violation of this paragraph shall be a material violation of this Agreement. If it appears that Naim has disclosed (or has threatened to disclose) information in violation of this Agreement, the Company shall be entitled to an injunction to restrain Naim from disclosing, in whole or in part, such information, or from providing any services to any party to whom such information has been disclosed or may be disclosed. The Company shall not be prohibited by this provision from pursuing other remedies, including a claim for loss and damages.


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4.   NON-COMPETE

Naim agrees that he will not directly, engage in own, manage, operate, finance, participate in, provide services for, have an interest in, or otherwise be involved with any person, firm, partnership, corporation, or business, whether as an employee, officer, director, agent, security holder, creditor, consultant, shareholder, partner, trustee, joint venturer, broker, distributor, sales representative or in any other capacity, that engages in the production, sale, or distribution of refrigerated pizzas or similar frozen items for a five year period commencing on the date of this Agreement, or for so long as Naim or Naim successors carry on a similar business to the Company, whichever event occurs first.

5.   REFERRALS

During the term of this agreement and for a period of six months subsequent to the termination of this agreement Consultant agrees to promptly refer to Company any and all orders and inquiries that he may receive for any refrigerated pizzas.

6.   PAYMENT

Company shall pay Naim a monthly consulting fee ("Monthly Fee") of $4,200 beginning February 28, 2000 for a guaranteed minimum of one month, and additional monthly payments not to exceed five months, if the Company markets the Product. If the Product is marketed by the Company, the Company will pay Naim additional compensation in the form of a royalty based on the following percents of Net Revenues (net of all discounts and sales allowances and returns) for each 12 month period beginning with the first month Net Revenues exceed $50,000.


                  Twelve month           Royalty
                  NET REVENUES           PERCENT
                  ------------           -------
                 $1-2 million             4.0%
                 $2-4 million             3.0%
                 $4-6 million             2.5%
                 Above $6 million         2.0%



For Net Revenues below the $6 million level the application of royalty percent shall be cumulative. For instance, the payment for sales of $5.5 million would be calculated accordingly:


                   $2.0 million @ 4.0% =  $ 80,000
                    2.0 million @ 3.0% =    60,000
                    1.5 million @ 2.5% =    37,500
                                          --------
                      Total royalty       $177,500


Royalty will be payable within 30 days of the end of each accounting period. Accounting period shall be defined as a 4 or 5 week period, which is commonly part of an accounting year characterized by 8 four week periods and 4 five week periods, except in the event of a 53 week year which includes 8 four week periods, 3 five week periods and 1 six week period.

7.   ROYALTY PAYMENT TERM

Payment term will begin with the effective date of the first royalty payment as expressed in Article 6 and continue for a period of seven additional years after which time payments will cease



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forever. If either party upon the occurrence of an event or events described in
Article 10 terminate agreement, no further Monthly Fees or royalty payments will be due.

8.   NO AUTHORITY TO BIND COMPANY

Naim has no authority to enter into contracts or agreements on behalf of Company.

9.   EXPENSES

Company shall not be liable for any expenses incurred by Naim unless approved by Company's CEO in writing in advance of expenditure.

10.  TERMINATION

Either party shall have the right to terminate this Agreement, prior to the expiration of the term hereof, upon the occurrence of any of the following events:

(a) Breach or default of the other of any of the terms, obligations, convenants, representations of warranties under this Agreement which is not waived in writing by the non-defaulting party. In such case, the non-defaulting party shall notify the other of such alleged breach or default and the other party shall have a period of thirty (30) days to cure the same; or

(b) If the other party is declared insolvent or bankrupt, or makes an assignment of the benefit of creditors, or a receiver is appointed or any proceeding is demanded by, for or against the other under any provision of the Federal bankruptcy Act or any amendment thereof.

c) Within forty-five days of the effective date of this agreement, if the company decides not to market the Product.

Naim shall return to Company within seven (7) days of the termination of this Agreement any records, reports, documents or other materials disclosed by Company.

11.  ASSIGNMENT

This Agreement will bind and inure to the benefit of each party's permitted successors and assigns. Neither party may assign this Agreement, in whole or in part, without the other party's written consent; PROVIDED, HOWEVER, that Company may assign this Agreement without such consent to a successor in interest or in connection with any merger, consolidation, any sale of all or substantially all of such party's assets or any other transaction in which more than fifty percent (50%) of such party's voting securities are transferred. Any attempt to assign this Agreement other than in accordance with this provision shall be null and void.

12.  RECORDS; AUDIT

Upon giving advance written notice of not less than five (5) business days, and not more frequently than twice in any twelve (12) month period, Company shall allow the Managers and Members of Naim, or their designated agents, access during Company's normal business hours to the sales records maintained by Company regarding its Monthly Net Sales in order to verify the accuracy of Company's royalty computation. The information contained in such records is confidential and proprietary to Company. Naim shall maintain the confidentiality of such information and shall contractually obligate its members and duly authorized agents to not disclose such information to any third party without Company's prior consent and to not use such information for any purpose other than verification of the royalties due. In the event such review



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of Company's records discloses any underpayment of royalties to Naim, Company shall promptly pay to Naim any underpayment of royalties due under the terms of this Agreement. Naim shall likewise promptly refund to Company any overpayment of royalties made to Naim under this Agreement.

13.  INDEPENDENT CONTRACTOR

Naim is and throughout this Agreement shall be an independent contractor. Contractor shall not be entitled to receive any benefits normally provided to Company's employees, including health insurance benefits, paid vacation, or any other employee benefits. Company shall not be responsible for withholding income or other taxes form payments made to Contractor. Contractor shall be solely responsible for filing all returns and paying any income, social security or other tax levied upon or determined with respect to the payments made to Contractor pursuant to this Agreement.

14.  NOTICES

All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

To Company:

Monterey Pasta Company
1528 Moffett Street
Salinas, CA  93905
Attention : R. Lance Hewitt
Chief Executive Officer
Phone:(408) 753-6262
Fax:(408) 753-6255

To Naim:

William Naim
2 Clark Drive, Suite 212
San Mateo, CA 94401

Phone:(650) 375-8900
Fax:(650) 344-0898

15.  ENTIRE AGREEMENT

This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other Agreement whether oral or written. This agreement supersedes any prior written or oral agreements between the parties.

16.  AMENDMENT

This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.



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17.  SEVERABILITY

If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.


18.  WAIVER OF CONTRACTUAL RIGHT

The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

19.  APPLICABLE LAW

This Agreement shall be governed by the laws of the State of California.

20.  MEDIATION OF DISPUTES

Any controversy arising out of the performance of this Agreement or regarding the interpretation of this Agreement is subject to a good faith effort at resolution through non-binding mediation before any complaint (whether a civil complaint in court or a implant in arbitration) may be filed. Mediation is a process in which parties attempt to resolve a dispute by submitting it to an impartial neutral mediator who is authorized to facilitate the resolution of the dispute, but who is not empowered to impose a settlement on the parties. The mediation fee, if any, shall be divided equally among the parties involved. The parties agree to limit the admissibility in any subsequent litigation or proceeding of anything said, any admissions made, and any documents prepared, in the course of mediation, consistent with California Evidence Code section 1152.5.

     IF ANY PARTY COMMENCES A COURT ACTION OR AN ARBITRATION PROCEEDINGS BASED ON A DISPUTE OR CLAIM TO WHICH THIS SECTION APPLIES WITHOUT FIRST ATTEMPTING TO RESOLVE THE MATTER IN GOOD FAITH THROUGH MEDIATION, THEN THAT PARTY SHALL NOT BE ENTITLED TO RECOVER ATTORNEY'S FEES EVEN IF THEY WOULD OTHERWISE BE AVAILABLE TO THAT PARTY IN A SUBSEQUENT COURT ACTION OR ARBITRATION PROCEEDING.

21.  ARBITRATION OF DISPUTES FOLLOWING MEDIATION

Any controversy or claim arising out of or relating to this Agreement, or the making, performance, or interpretation thereof, which is not resolved through the mediation process required by the preceding Section shall be resolved by arbitration in accordance with the Rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy. Such award may be appealed to any appellate court having jurisdiction over the matter to the same extent that an appeal would be permissible from a civil judgment. The Arbitrators selected shall be persons experienced in general corporate matters or general business agreements, and shall



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make their awards based upon the principles of California law. The parties shall have the right to discovery and the Arbitration proceeding shall be reported by a certified court order.

     BY THEIR EXECUTION OF THIS AGREEMENT, THE PARTIES ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THIS "ARBITRATION OF DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION. ADDITIONALLY, THE PARTIES ARE HEREBY GIVING UP ANY RIGHTS THEY MIGHT OTHERWISE HAVE POSSESSED TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL; PROVIDED, HOWEVER, THE PARTIES ARE NOT GIVING UP THEIR JUDICIAL RIGHTS TO APPEAL OF THE DECISION OF THE ARBITRATION(S). IF ANY PARTY REFUSES TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, SUCH PARTY MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. THE PARTIES' AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY. THE PARTIES HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION TO NEUTRAL ARBITRATION.

22.  TIME

Time is of the essence herein.

23.  AUTHORITY

Each individual executing this Agreement on behalf of a corporation hereto represents and warrants that he or she is duly authorized to execute and deliver this Agreement on behalf of such corporation in accordance with a duly adopted resolution of the Board of Directors in accordance with the Bylaws of the corporation, and this Agreement is binding upon said corporation.

24.  NO PARTNERSHIP OR JOINT VENTURE

This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture between Company and Naim. Neither party shall have any right to obligate or bind the other party in any manner whatsoever, and nothing continued in this Agreement shall give or is intended to give, any rights of any kind to any third parties.

25.  INTERPRETATION

Naim has been given the opportunity to retain counsel of his own choosing for purposes of this transaction and has either done so or has elected not to do so, as Naim sees fit. This Agreement shall be construed according to the fair meaning of its language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement.



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In witness whereof, the parties have executed this Agreement effective as of the date set forth above.

Monterey Pasta Company

By:   /s/ R. Lance Hewitt                    Date:      March 22, 2000
     --------------------------------------         -----------------------
Name: R. Lance Hewitt
Title:Chief Executive Officer


William Naim

By:  /s/ William Naim                        Date:      March 22, 2000
     --------------------------------------         -----------------------
Name: William Naim


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                                   Schedule A
                                 List of Pizzas




















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